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                                                                    SUB-ITEM 77E

                        INVESCO VAN KAMPEN EXCHANGE FUND
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                                LEGAL PROCEEDINGS
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The West Virginia Securities Commissioner ("WVASC") subpoenaed both AIM and IFG in February 2004. On August 30, 2005, the WVASC issued its Summary Order to Cease and Desist and Notice of Right to Hearing to AIM and ADI. The WVASC claims that AIM and ADI violated the West Virginia securities laws for failure to disclose market timing arrangements.. The WVASC purports to order AIM and ADI to cease any further violations and seeks to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment" to be determined by the Commissioner. By agreement with the WVASC, this matter is indefinitely suspended. On October 27, 2011, a hearing examiner was appointed to the matter.

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